UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

EQUITY RESIDENTIAL

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

ADDITIONAL INFORMATION REGARDING THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 16, 2022

Death of Trustee

We recently learned of the death of one of the members of our Board of Trustees, Raymond Bennett, which occurred after we finalized the Proxy Statement for Equity Residential’s 2022 Annual Meeting of Shareholders, to be held on June 16, 2022 (the “Annual Meeting”).  Mr. Bennett was a nominee standing for re-election to the Board of Trustees at the Annual Meeting.  As a result of Mr. Bennett’s death, he will not be a nominee for election to the Board of Trustees at the Annual Meeting.  Due to the unexpected nature of Mr. Bennett’s death and the limited time until the Annual Meeting, the Board of Trustees has not designated a substitute nominee for Mr. Bennett, will reduce the size of the Board of Trustees to eliminate the vacancy that results from Mr. Bennett’s death, and only the ten remaining nominees named in the Proxy Statement dated April 18, 2022 will be standing for election at the Annual Meeting.

If you have already voted your shares by proxy, your shares will be voted as specified in your prior vote with regards to the election of the ten remaining nominees, unless you choose to revoke your proxy.  Votes with respect to Mr. Bennett will be disregarded.

Chicago, Illinois

May 10, 2022